Exhibit 19.1

GCT SEMICONDUCTOR HOLDING, INC.

Statement of Company Policy REGARDING INSIDER TRADING

(as adopted March 15, 2024)

This policy applies to all officers, directors and employees of GCT Semiconductor Holding, Inc. and its subsidiaries (collectively, the “Company”) and supersedes all prior insider trading policies of the Company.

I.
The Need For A Policy Statement

Under the federal securities laws, it is illegal to trade in transactions in the Company’s securities (collectively referred to in this Policy as “Company Securities”) while in the possession of material nonpublic information about the Company. It is also illegal to disclose or give material nonpublic information to others who may trade on the basis of that information or to advise others how to trade while in possession of material nonpublic information. Any person who possesses material nonpublic information about the Company is deemed to be an “insider.” The category of insiders is NOT limited to officers and directors of the Company.

Insider trading violations are pursued vigorously by the Securities and Exchange Commission (the “SEC”) and the U.S. Department of Justice, and such violations are punished severely. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other controlling persons if they fail to take reasonable steps to prevent insider trading by company personnel. Both the SEC and the New York Stock Exchange are very effective at detecting and pursuing insider trading cases. The SEC has successfully prosecuted cases against employees trading through foreign accounts, trading by family members and friends, and trading involving only a small number of shares.

The Company has adopted this Statement of Company Policy Regarding Insider Trading (the “Policy”) both to satisfy the Company’s obligation to prevent insider trading and to help Company personnel avoid the severe consequences associated with violations of the insider trading laws. The Policy is also intended to prevent even the appearance of improper conduct on the part of anyone employed by or associated with the Company (not just the officers or directors of the Company). For clarity, this Policy also applies to family members, other members of a person’s household and entities controlled by a person covered by this Policy, as described below. The Company may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material nonpublic information.

Each individual is responsible for making sure that he, she or they complies with this Policy, and that any family member, household member or entity whose transactions are subject to this Policy, as discussed below, also comply with this Policy.

II.
The Penalties

The consequences of an insider trading violation can be extremely serious and severe:

Traders and Tippers. Company personnel (or their tippees) who trade on inside information (or tip inside information to others) are subject to the following penalties, among other things:

•
A civil penalty of up to three times the profit gained or loss avoided;
•
A criminal fine of up to $5,000,000 (no matter how small the profit from the trade); and

•
A jail term of up to twenty years.

A person who tips information to a person who then trades is subject to the same penalties as the tippee, even if the person did not trade and did not profit from the tippee’s trading.

Control Persons. The Company and its supervisory personnel, if they fail to take appropriate steps to prevent illegal insider trading, can be subject to the following penalties:

•
A civil penalty of up to $1,000,000 or, if greater, three times the profit gained or loss avoided as a result of the employee’s violation; and
•
A criminal penalty of up to $25,000,000.

Company-Imposed Sanctions. Compliance with the Policy is a condition of continued employment or service with the Company of each employee, officer and director. An employee’s failure to comply with the Company’s insider trading policy will subject the employee to Company-imposed sanctions, which may include dismissal for cause, whether or not the employee’s failure to comply results in a violation of law. The Company reserves the right to determine, in its own discretion and on the basis of the information available to it, whether this Policy has been violated. The Company may also determine that specific conduct violates this Policy whether or not the conduct also violates the law. It is not necessary for the Company to wait for the filing or conclusion of a civil or criminal action against the alleged violator before taking disciplinary action. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.

III.
Administration of the Policy

The Company’s Chief Financial Officer shall be responsible for administration of this Policy. In event of his absence, another employee designated by the Chief Financial Officer shall serve as the point of contact for purposes of this Policy.

IV.
Statement of Policy

This Policy applies to transactions in Company Securities, including the Company’s common stock, options to purchase common stock, or any other type of securities that the Company may issue, including (but not limited to) preferred stock, convertible debentures and warrants, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s Securities. Transactions subject to this Policy include purchases, sales and bona fide gifts of Company Securities.

It is the policy of the Company that no director, officer or other employee of the Company (or any other person designated by this Policy or by the Chief Financial Officer as subject to this Policy) who is aware of material nonpublic information relating to the Company may, directly, or indirectly through family members or other persons or entities:

1. Engage in transactions in Company Securities, including, but not limited to buying and selling Company Securities, except as otherwise specified in this Policy, including under the headings “Transactions Under Company Plans” and “Rule 10b5-1 Plans;”

2. Recommend that others engage in transactions in any Company Securities;

3. Disclose material nonpublic information to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons, including, but not limited to, family, friends, business associates, investors and expert consulting firms, unless any such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company; or

4. Assist anyone engaged in the above activities.

In addition, it is the policy of the Company that no director, officer or other employee of the Company (or any other person designated as subject to this Policy) who, in the course of working for the Company, learns of material nonpublic information about a company (1) with which the Company does business, such as the Company’s distributors, vendors, customers and suppliers, or (2) that is involved in a potential transaction or business relationship with Company, may engage in transactions in that company’s securities until the information becomes public or is no longer material.

No Exception for Emergencies. There are no exceptions to this Policy, except as specifically noted herein. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not excepted from the Policy. If the employee, officer or director has material nonpublic information, the prohibition still applies. The securities laws do not recognize such mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to high standards of conduct.

Disclosure of Information to Others. The Company may be required under federal securities laws to avoid the selective disclosure of material nonpublic information. The Company has established procedures for releasing material information in a manner that is designed to achieve broad public dissemination of the information immediately upon its release. You may not disclose such information to anyone outside the Company, including family members and friends, other than in accordance with those procedures. You may not pass on to others any inside information about the Company or recommend the purchase or sale of Company Securities while in the possession of material nonpublic information (even if that information itself is not disclosed).

Internet Disclosures. Due to the risk of inadvertent disclosure of material non-public information, you may not disclose or discuss any nonpublic information of the Company in any Internet chat room, message board or other Internet site (whether or not such site is specifically related to the Company). In addition, the Company strongly discourages you from participating in such forums in any capacity when the subject matter relates to the Company or to competitors of the Company or entities with which the Company has a significant business relationship.

Material Information. Material information is any information that a reasonable investor would consider important in making a decision to buy, hold or sell securities. Any information that could be expected to affect the Company’s stock price, whether it is positive or negative, should be considered material. Some examples of information that ordinarily would be regarded as material are set forth below, but this list is not exhaustive – other information may be deemed material based upon the circumstances:

•
Financial information, including, but not limited to, revenue results, operating income or loss, or net income or loss;
•
Changes to previously announced earnings guidance, or the decision to suspend earnings guidance;
•
News about a significant contract or cancellation of an existing significant contract;
•
News about significant new products or services;
•
The gain or loss of a significant supplier, distributor or customer;
•
News about a potential design win for the Company’s product;
•
Development of new and significant technologies;
•
A Company restructuring;
•
A pending or proposed merger, acquisition, joint venture or tender offer;

•
A pending or proposed acquisition or disposition of a significant asset(s) or facility;
•
The implementation, change in or results of a Company stock buy-back;
•
A public or private offering of additional securities, borrowings, credit facilities or other financing transactions;
•
A change in the Board of Directors, senior management or any other major personnel changes;
•
Major marketing changes;
•
Significant legal exposure due to actual, pending or threatened litigation;
•
A significant cybersecurity incident, such as a data breach, or any other significant disruption in the Company’s information technology infrastructure; or
•
Significant related party transactions;
•
The imposition of an event-specific restriction on trading in Company Securities or the securities of another company or the extension or termination of such restriction; or
•
Impending bankruptcy or the existence of financial or liquidity problems.

Twenty-Twenty Hindsight. Anyone scrutinizing your transactions will be doing so after the fact, with the benefit of 20/20 hindsight. As a practical matter, before engaging in any transaction, you should carefully consider how enforcement authorities and others might view the transaction in hindsight.

When Information is “Public.” Information that has not been disclosed to the public is generally considered to be nonpublic information. If you are aware of material nonpublic information, you may not trade until the information has been disclosed broadly to the marketplace (such as by press release or an SEC filing) and the investing public has had time to absorb the information fully.

Information generally would be considered widely disseminated if it has been disclosed through the newswire services, a broadcast on widely-available radio or television programs, publication in a widely-available newspaper, magazine or news website, or public disclosure documents filed with the SEC that are available on the SEC’s website. By contrast, information would likely not be considered widely disseminated if it is available only to the Company’s employees, or if it is only available to a select group of analysts, brokers and institutional investors.

To avoid the appearance of impropriety, as a general rule, information should not be considered fully absorbed by the marketplace until after the second business day after the information is released. If, for example, the Company were to make an announcement on a Monday, you should not trade in Company Securities until Thursday. If an announcement was made on a Friday, Wednesday generally would be the first eligible trading day after the announcement. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material nonpublic information.

Transactions by Family Members and Others. This Policy applies to your family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Company Securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Company Securities (collectively referred to as “Family Members”). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in Company Securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. This Policy does not, however, apply to personal securities transactions of Family

Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or your Family Members.

Gifts and Donations. Bona fide gifts are not transactions subject to this Policy, unless the person making the gift has reason to believe that the recipient intends to sell the Company Securities while the officer, employee or director is aware of material nonpublic information, or the person making the gift is subject to the trading restrictions specified below under the heading “Additional Procedures” and the sales by the recipient of the Company Securities occur during a blackout period. Whether a gift is truly bonafide will depend on the circumstances surrounding each gift. The more unrelated the donee is to the donor, the more likely the gift would be considered “bonafide.” For example, gifts to charities, churches and service organizations would clearly not be a trading transaction. On the other hand, gifts to dependent children followed by a sale of the “gift” securities in close proximity to the time of the gift may imply some economic benefit to the donor and, therefore, make the gift non bonafide. In addition, please note that a gift transaction by executive officers and directors is required to be reported on a Form 4 within two (2) business days of such transaction, therefore it is important that executive officers and directors inform the Company immediately of any pending gift transactions.

Transactions Under Company Plans. This Policy does not apply in the case of the following transactions, except as specifically noted:

a.
Stock Option Exercises. This Policy does not apply to the exercise of an employee stock option acquired pursuant to the Company’s plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
b.
Restricted Stock Awards. This Policy does not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The Policy does apply, however, to any market sale of restricted stock.
c.
Employee Stock Purchase Plan. This Policy does not apply to purchases of Company Securities in the employee stock purchase plan resulting from your periodic contribution of money to the plan pursuant to the election you made at the time of your enrollment in the plan. This Policy also does not apply to purchases of Company Securities resulting from lump sum contributions to the plan, provided that you elected to participate by lump sum payment at the beginning of the applicable enrollment period. This Policy does apply, however, to your election to participate in the plan for any enrollment period, and to your sales of Company Securities purchased pursuant to the plan.
d.
Employee Stock Purchase Plan. This Policy does not apply to purchases of Company Securities in the employee stock purchase plan resulting from your periodic contribution of money to the plan pursuant to the election you made at the time,

Additional Prohibited Transactions. The Company considers it improper and inappropriate for any director, officer or employee of the Company to engage in short-term or speculative transactions in Company Securities. It therefore is the Company’s policy that directors, officers and employees may NOT engage in any of the following transactions:

e.
Short Sales. Short sales of Company Securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of Company Securities are prohibited by this Policy. In addition, the Company may be subject to Section 16(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which prohibits officers and directors from engaging in short sales.

f.
Publicly-Traded Options. A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock, and therefore creates the appearance that the director, officer or employee is trading based on inside information. Transactions in options also may focus the director’s, officer’s or employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities involving the Company, on an exchange or in any other organized market, are prohibited by the Policy. (Option positions arising from certain types of hedging transactions are governed by the section below captioned “Hedging Transactions”).
g.
Margin Accounts and Pledges. Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company Securities, directors, officers and employees are prohibited from holding Company Securities in a margin account or pledging Company Securities as collateral for a loan, unless prior written approval has been obtained pursuant to the Pre-Clearance Procedure set forth in the Addendum to this Policy. An exception to this prohibition is available where a person wishes to pledge Company Securities as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities.
h.
Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow a director, officer or employee to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the director, officer or employee to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Company’s other shareholders. Therefore, the Company discourages you from engaging in such transactions. Any person wishing to enter into such an arrangement must first pre-clear the proposed transaction with the Company’s Chief Financial Officer or Chief Executive Officer. Any request for pre-clearance of a hedging or similar arrangement must be submitted to the Company’s Chief Financial Officer or Chief Executive Officer for approval at least one week prior to the proposed execution of documents evidencing the proposed transaction and must set forth a justification for the proposed transaction.

Post-Termination Transactions. The Policy continues to apply to your transactions in Company Securities even after you have terminated service as an employee, officer or director of the Company. If you are in possession of material nonpublic information when your service terminates, you may not trade in Company Securities until that information has become public or is no longer material.

Event Specific Black-Outs; Cancellation of Existing Orders. The Company may, on occasion, engage in a major transaction or experience a significant event which would constitute material nonpublic information. The Company reserves the right to enforce a trading window, and, in its sole discretion, may prohibit you from trading in Company stock during such transaction or event. As such, the Company may require you to cancel existing orders (including good until cancelled orders) and also may instruct your broker to cancel any such orders. Do not assume that the Company will notify you when it believes you are in possession of inside information. The law states that you may not trade while in the possession of inside information. Ultimately, however, the responsibility for adhering to this Policy and avoiding unlawful transactions rests with the individual employee, officer or director.

Contract Personnel (Non-Employees). The Company sometimes utilizes the services of contract personnel who are not employees of the Company. As such, non-employee personnel may have access to material nonpublic information about the Company. All such contract personnel must comply with the Policy to the same extent as employees are required to comply with such policy. The Company will take appropriate action against any such personnel and the organizations for which they are employed if there is a failure to comply with the policies of the Company.

Rule 10b5-1 Plans. Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Company Securities that meets certain conditions specified in the Rule (a “Rule

10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, transactions in Company Securities may occur without regard to certain insider trading restrictions. In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of material nonpublic information. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party. All persons entering into a Rule 10b5-1 plan must act in good faith with respect to that plan.

A Rule 10b5-1 Plan must be approved by the Chief Financial Officer and meet the requirements of Rule 10b5-1 and these guidelines. Any Rule 10b5-1 Plan must be submitted for approval prior to the entry into the Rule 10b5-1 Plan. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required.

The following additional guidelines apply to all Rule 10b5-1 Plans:

•
For executive officers and directors, no transaction may take place under a Rule 10b5-1 Plan until the later of (a) 90 days after adoption or modification (as specified in Rule 10b5-1) of the Rule 10b5-1 Plan or (b) two business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the fiscal quarter (the Company’s fourth fiscal quarter in the case of a Form 10-K) in which the Rule 10b5-1 Plan was adopted or modified (as specified in Rule 10b5-1). In any event, the cooling-off period is subject to a maximum of 120 days after adoption of the plan.
•
For persons other than executive officers and directors, no transaction may take place under a Rule 10b5-1 Plan until 30 days following the adoption or modification (as specified in Rule 10b5-1) of a Rule 10b5-1 Plan.
•
Subject to certain limited exceptions specified in Rule 10b5-1, you may not enter into more than one Rule 10b5-1 Plan at the same time;
•
Subject to certain limited exceptions specified in Rule 10b5-1, you are limited to only one Rule 10b5-1 designed to effect an open market purchase or sale of the total amount of securities subject to the Rule 10b-1 Plan as a single transaction in any 12-month period;
•
You must act in good faith with respect to a Rule 10b5-1 Plan. A Rule 10b5-1 Plan cannot be entered into as part of a plan or scheme to evade the prohibition of Rule 10b5. Therefore, although modifications to an existing Rule 10b5-1 Plan are not prohibited, a Rule 10b5-1 Plan should be adopted with the intention that it will not be amended or terminated prior to its expiration.
•
Executive officers and directors must include a representation to the Company at the time of adoption or modification of a Rule 10b5-1 Plan that (i) the person is not aware of material nonpublic information about the Company or Company Securities and (ii) the person is adopting the plan in good faith and not as part of plan or scheme to evade the prohibitions of Rule 10b-5.

You should note that the termination of a Trading Plan can result in the loss of an affirmative defense for past or future transactions under a Trading Plan. You should consult with your own legal counsel before deciding to terminate a Trading Plan. If an individual terminates a Trading Plan after the first option exercise or stock sale, then the individual must cancel all outstanding Trading Plans and agree not to enter into another Trading Plan until a waiting period has expired, and the length of such waiting period will depend on the nature of the termination and you should consult with the Chief Financial Officer regarding such waiting period.

Amendments to plans call into question as to whether the Trading Plan was initially executed in good faith and increase the risk of a loss of affirmative defense afforded under Rule 10b5-1. Accordingly, any amendment of Trading Plan will not be permitted unless it has been pre-cleared by the Chief Financial Officer. Furthermore, please note that an amendment of a Trading Plan may require the reinstatement of a new cooling-off period as required under SEC rules.

Under certain circumstances, a Trading Plan must be terminated. This includes circumstances such as the announcement of a merger or the occurrence of an event that would cause the transaction either to violate the law or to have an adverse effect on the Company. The Chief Financial Officer of the Company is authorized to notify the broker in such circumstances, thereby insulating the Insider in the event of termination.

The Company and the Company’s executive officers and directors must make certain disclosures in SEC filings concerning Rule 10b5-1 Plans. Executive officers and directors of the Company must undertake to provide any information requested by the Company regarding Rule 10b5-1 Plans for the purpose of providing the required disclosures or any other disclosures that the Company deems to be appropriate under the circumstances.

Each director, executive officer and other Section 16 insider understands that the approval or adoption of a pre-planned selling program in no way reduces or eliminates such person’s obligations under Section 16 of the Exchange Act, including such person’s disclosure and short-swing trading liabilities thereunder. If any questions arise, such person should consult with their own counsel in implementing a Rule 10b5-1 Plan.

Company Assistance. Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the Chief Financial Officer, Chief Executive Officer, or the Company’s legal counsel. In addition, if you have any doubt as to whether you are in possession of material nonpublic information or whether a trade may otherwise violate this Policy, you should contact the foregoing person(s) before trading any securities of the Company.

Other Procedures. The Company may change these procedures or adopt such other procedures in the future as the Company considers appropriate or advisable in order to carry out the purposes of this Policy or to comply with the federal securities laws. Wherever this Policy refers to, or calls for action by or involving the Company’s Chief Financial Officer, such reference shall include such other person as the Chief Financial Officer may designate from time to time, if the Chief Financial Officer is unavailable or otherwise unable to act for any reason.

No Third Party Rights. This Policy is not intended to create any rights in third parties with respect to any violation of its terms and is also not intended to create any legal liability for the Company or any employee, officer or director beyond those for which they are already responsible under applicable securities laws.

Certifications. All employees, officers and directors must certify their understanding of, and intent to comply with, this Policy. A copy of the certification that all employees (other than executive officers) must sign is attached to this Policy. Please return an executed copy of the attached certification immediately. Directors, executive officers and certain key employees are also subject to additional restrictions on their transactions in Company Securities, which are described in a separate Addendum to this Policy. Directors, executive officers and such key employees subject to the Addendum should sign the certification attached to that Addendum instead of the one attached hereto.

CERTIFICATION

I hereby certify that:

1. I have read and understand the Statement of Company Policy Regarding Insider Trading dated March 15, 2024 (the “Policy”). I understand that the Chief Financial Officer and the legal counsel of GCT Semiconductor Holding, Inc. (the “Company”), are available to answer any questions I have regarding the Policy.

2. I agree that I will comply with the Policy for as long as I am subject to the Policy.

3. I agree that the Company may at any time and in its sole discretion issue a prohibition on trading in Company Securities and that the Company shall have full power and authority to cancel any outstanding orders, including “good until cancelled” orders, that I may place, but that I have the sole responsibility for compliance with the Policy. I further agree and represent that I will not trade in Company Securities while I am in possession of material nonpublic information regarding the Company or any of its subsidiaries.

4. This certification constitutes consent for the Company to issue any necessary stop-transfer orders to the Company’s transfer agent to enforce compliance with this Policy.

Signature:

Print Name:

Date:

Exhibit 19.1

gct semiconductor holding, inc.

ADDENDUM TO Statement of
Company Policy REGARDING INSIDER TRADING

(as adopted March 15, 2024)

This Addendum applies to all directors, executive officers and certain key employees of GCT Semiconductor Holding, Inc. and its subsidiaries (collectively, the “Company”).

In addition to adopting the Statement of Company Policy Regarding Insider Trading (the “Policy”), the Company has adopted procedures governing transactions in Company Securities by directors, executive officers and key employees. These procedures also apply to other employees who regularly become aware of earnings information or other material nonpublic information about the Company. This Addendum supplements the Policy and describes these procedures.

V.
Pre-Clearance Procedures

To help prevent inadvertent violations of the federal securities laws and to avoid even the appearance of trading on inside information, directors, executive officers and key employees of the Company and any other persons designated by the Company’s Chief Financial Officer or Chief Executive Officer as being subject to the Company’s pre-clearance procedures, together with their family members, may not engage in any transaction involving Company Securities (including a stock plan transaction such as an option exercise, gift, loan or pledge or hedge, contribution to a trust, or any other transfer) without first obtaining pre-clearance of the transaction from the Chief Financial Officer or Chief Executive Officer. A request for pre-clearance should be submitted to the Chief Financial Officer or Chief Executive Officer at least five business days in advance of the proposed transaction, unless earlier notice is otherwise required by the Policy (e.g., one week for hedging transactions). The Chief Financial Officer or Chief Executive Officer is under no obligation to approve a trade submitted for pre-clearance, and may in their sole discretion, determine not to permit the trade. If a person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in Company Securities, and should not inform any other person of the restriction. Transactions not effected within the time limit would be subject to pre-clearance again.

When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material nonpublic information about the Company, and should describe fully those circumstances to the Chief Financial Officer or Chief Executive Officer. In the event the requester is a director or an executive officer, the requestor should also indicate whether he or she has effected any non-exempt “opposite-way” transactions within the past six months, and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5. The requestor should also be prepared to comply with SEC Rule 144 and file a Form 144, if necessary, at the time of any sale. The person must also notify the Chief Financial Officer or Chief Executive Officer within two business days following completion of the transaction.

VI.
Broker Interface Procedures

In the event the Company becomes subject to Section 16 of the Exchange Act, the accelerated reporting obligations for Section 16 reports require tight interface with brokers handling transactions for our executives and directors. We require that you provide a copy of this Addendum to your broker and such broker must agree that he or she:

(a)
Will not enter any orders for you (except for orders under pre-approved Rule 10b5-1 plans) without first:
(1)
verifying with the Company that your transaction was pre-cleared; and

(2)
complying with the brokerage firm’s compliance procedures (e.g., Rule 144).
(b)
Report any transactions immediately to the Chief Financial Officer or the Company’s legal counsel via:
(1)
telephone; and
(2)
in writing via e-mail describing the details of every transaction involving Company Securities, including gifts, transfers, pledges, and all 10b5-1 transactions.
VII.
Blackout Periods

(a) Quarterly Blackout Periods. The Company’s announcement of its quarterly financial results almost always has the potential to have a material effect on the market for Company Securities. Therefore, to avoid even the appearance of trading while in possession of material nonpublic information, persons who are or may be expected to be aware of the Company’s quarterly financial results generally will not be pre-cleared to trade in Company Securities during the period beginning two weeks prior to the end of each fiscal quarter and ending after the second full business day following the earlier of the Company’s (i) issuance of its quarterly earnings release, or (ii) if applicable, filing of its periodic report for the corresponding quarter (or year in the case of a Form 20-F or Form 10-K, as applicable). Persons subject to these quarterly blackout periods include all directors, executive officers, key employees, all employees in the accounting or finance department who have access to the Company’s financial information, and all other persons who are informed by the Chief Financial Officer or Chief Executive Officer that they are subject to the quarterly blackout periods.

The Company may on occasion issue interim earnings guidance or other potentially material information by means of a press release, a Form 6-K, a Form 8-K filed with the SEC or by other means designed to achieve widespread dissemination of the information. You should anticipate that trades are unlikely to be pre-cleared while the Company is in the process of assembling the information to be released and until the information has been released and fully absorbed by the market.

(b) Event-Specific Blackout Periods. From time to time, an event may occur that is material to the Company and is known by only a few directors or employees. So long as the event remains material and nonpublic, directors, executive officers, key employees, and such other persons as are designated by the Chief Financial Officer or Chief Executive Officer may not trade in Company Securities. In addition, the Company’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the Chief Financial Officer or Chief Executive Officer, designated persons should refrain from engaging in transactions in Company Securities even sooner than the quarterly blackout period described in the previous section.

The existence of an event-specific blackout will not be announced, other than to those who are aware of the event giving rise to the blackout. If, however, a person whose trades are subject to pre-clearance requests permission to trade in Company Securities during an event-specific blackout, the Chief Financial Officer or Chief Executive Officer will inform the requester of the existence of a blackout period, without disclosing the reason for the blackout. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person. The failure of the Chief Financial Officer or Chief Executive Officer to designate a person as being subject to an event-specific blackout will not relieve that person of the obligation not to trade while aware of material nonpublic information.

(c) Exceptions. The quarterly trading restrictions and event-specific trading restrictions do not apply to those transactions to which this Policy does not apply, as described in the Policy under the heading “Transactions Under Company Plans.” Furthermore, the following exceptions apply:

Rule 10b5-1 Plans Exception. The requirement for pre-clearance, the quarterly trading restrictions and event-specific trading restrictions do not apply to transactions conducted pursuant to approved Rule 10b5-1 plans, described under the heading “Rule 10b5-1 Plans” in the Policy.

Hardship Exception. A person who is subject to a quarterly earnings blackout period and who has an unexpected and urgent need to sell Company’s securities in order to generate cash may, in appropriate and very limited and rare circumstances, be permitted to sell such securities even during the blackout period. A hardship exception may be granted only by the Audit Committee of the Board of Directors of the Company, at its sole discretion, and such exception must be requested at least five business days in advance of the proposed trade. A hardship exception may be granted only if the Audit Committee concludes that the Company’s earnings information for the applicable quarter does not constitute material nonpublic information or if the Company does not have sufficient insight as to the Company’s earnings information as of that time. It is highly unlikely that a hardship exception will be granted.

VIII.
Post-Termination Transactions

If you are aware of material nonpublic information when you terminate service as a director, officer or employee of the Company, you may not trade in Company Securities until that information has become public or is no longer material. In all other respects, the procedures set forth in this Addendum will cease to apply to your transactions in Company Securities upon the expiration of any “blackout period” that is applicable to your transactions at the time of your termination of service.

IX.
General
a.
Company Assistance. Any person who has a question about the Policy or this Addendum or their application to any proposed transaction may obtain additional guidance from the Chief Financial Officer or the Company’s legal counsel. In addition, if you have any doubt as to whether you are in possession of material nonpublic information or whether a trade may otherwise violate the Policy or this Addendum, you should contact the Company’s Chief Financial Officer or legal counsel before trading any securities of the Company.

Ultimately, however, the responsibility for adhering to the Policy and this Addendum and avoiding unlawful transactions rests with the individual director, officer and employee.

b.
Other Procedures. The Company may change these procedures or adopt such other procedures in the future as the Company considers appropriate in order to carry out the purposes of the Policy and this Addendum or to comply with the federal securities laws. Wherever this Policy refers to, or calls for action by or involving the Company’s Chief Financial Officer, such reference shall include such other person as the Chief Financial Officer may designate from time to time, if the Chief Financial Officer is unavailable or otherwise unable to act for any reason.
c.
No Third Party Rights. Neither the Policy nor this Addendum is intended to create any rights in third parties with respect to any violation of its terms and neither is intended to create any legal liability for the Company or any employee, officer or director beyond those for which they are already responsible under applicable securities laws.
d.
Certifications. All directors, officers and employees subject to the procedures set forth in this Addendum must certify their understanding of, and intent to comply with, the Policy and this Addendum. Please return an executed copy of the attached certification immediately.

CERTIFICATION
(For Executive Officers, Directors and Certain Key Employees)

I hereby certify that:

1. I have read and understand the Statement of Company Policy Regarding Insider Trading (the “Insider Trading Policy”) dated March 15, 2024 of GCT Semiconductor Holding, Inc. (the “Company”) and the Addendum to such policy dated March 15, 2024 (collectively, the “Insider Trading Policy”). I understand that the Chief Financial Officer and the legal counsel of the Company are available to answer any questions I have regarding the Insider Trading Policy.

2. I agree that I will comply with the Insider Trading Policy for as long as I am subject to such policy.

3. I understand that all of my trades must be preapproved by the Company’s Chief Financial Officer, Chief Executive Officer, or such other person as the Company may designate from time to time.

4. I agree that the Company may at any time and in its sole discretion issue a prohibition on trading in Company Securities, and that the Company shall have full power and authority to cancel any outstanding orders, including good until cancelled orders, that I may place, but I understand that I have the sole responsibility for compliance with the Insider Trading Policy. I further agree and represent that I will not trade in Company Securities while I am in possession of material nonpublic information regarding the Company or any of its subsidiaries.

5. This certification constitutes consent for the Company to issue any necessary stop-transfer orders to the Company’s transfer agent to enforce compliance with the Insider Trading Policy.

Signature:

Print Name:

Date: